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                                  EXHIBIT 21.1


                     WONDERWARE CORPORATION AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT


NAME OF SUBSIDIARY                        JURISDICTION OF INCORPORATION
------------------                        -----------------------------

Wonderware North America Corporation      Delaware
Wonderware Europe, Inc.                   Delaware
Wonderware International, Inc.            U.S. Virgin Islands
Wonderware Korea, Ltd.                    Korea
Wonderware of Singapore, Pte. Ltd.        Singapore
Wonderware GmbH                           Germany
Wonderware Italia Spa                     Italy
Wonderware of Argentina, Inc.             Delaware
Wonderware of Japan, Inc.                 Delaware
Wonderware of Mexico, Inc.                Delaware
Wonderware of Taiwan, Inc.                Delaware
Wonderware of the United Kingdom, Inc.    Delaware